Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Brian Shannon
August 5, 2008		713.849.9911 bshannon@flotekind.com

Flotek Industries Announces Resignation of Chief Financial Officer

HOUSTON, August 5, 2008 – Flotek Industries, Inc. (NYSE: FTK), a global developer and distributor of innovative specialty chemicals and downhole drilling and production equipment, announced today that Lisa G. Meier is resigning as Senior Vice President and Chief Financial Officer to pursue other interests. Ms. Meier’s resignation will be effective August 8, 2008.

The Company has begun an external search for a new CFO. Andrew Jowett, Flotek’s Chief Accounting Officer, will serve as interim CFO. Mr. Jowett joined Flotek in 2006, having previously served as Finance Director of Process Instruments for Thermo Fisher Scientific. He is a Chartered Accountant gained from the Institute of Chartered Accountants of England & Wales. After qualifying with Price Waterhouse in the UK, Jowett moved to Houston, where he previously held accounting management positions with Vetco Gray and Kvaerner, among others.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.